Exhibit 99.1


                  Intermec Announces Third Quarter 2006 Results


     --   Q3 Revenues of $195.9M, consistent with revised guidance

     --   EPS from Continuing Operations of $0.05

     --   $50M of the Share Repurchase authorization completed


     EVERETT, Wash.--(BUSINESS WIRE)--Nov. 1, 2006--Intermec, Inc. (NYSE:IN) today announced financial results for its third fiscal quarter of 2006.

     Intermec reported 2006 third quarter revenues of $195.9 million and net earnings from continuing operations of $3.4 million, or $0.05 per diluted share, compared to 2005 third quarter revenues of $219.8 million and earnings of $11.3 million, or $0.18 per diluted share.

     The results for the current quarter include a restructuring charge relating to the closure of the Company's design centers in Goteborg and Lund, Sweden, announced in the first quarter, which negatively impacted operating profit by ($1.8) million, or ($0.02) per diluted share. Also, the Company adopted amendments to its US pension and certain employee plans, effecting a "freeze" to benefit accruals for most participants as of June 30, 2006. These changes resulted in a net curtailment gain which positively impacted operating profit from continuing operations in the current quarter by $2.1 million, or $.02 per diluted share. The Company's 2006 third quarter includes ($0.8) million of incremental stock compensation expense recorded under the provisions of FAS 123-R, which negatively impacted EPS by ($0.01) per diluted share.

     The effective tax rate for the current-quarter was 37.2 percent, compared to 12.4 percent in the prior-year quarter.

     Third quarter 2006 revenue decreased 11 percent compared to the prior-year quarter. Geographically, North American revenues decreased 14 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) decreased 17 percent; and the rest of the world, consisting of Asia Pacific and Latin America, increased 19 percent.

     By product line during the third quarter, Systems and Solutions revenue decreased 20 percent and Printer and Media revenues increased 6 percent over the comparable prior-year period. Service revenue decreased 3 percent over the comparable prior-year period.

     During the quarter the Company repurchased stock with an aggregative value of approximately $50 million pursuant to its board authorization of $100 million, at an average share price of $28.77. The Company's cash equivalents and short-term investments position at the end of the third quarter was $237.7 million. The decrease in cash equivalents and short term investments of $85.1 million during the third quarter was primarily due to the stock repurchases and to the increase in inventory.

     "In response to disappointing results for the third quarter, we are accelerating cost initiatives and aggressively reducing inventory," said Larry
D. Brady, Chairman and CEO. "We expect to announce specific cost reduction plans and related restructuring activities before the end of November."

     Other Third Quarter Business Highlights

     -- Intermec named Lanny H. Michael Senior Vice President and Chief Financial Officer.

     During the quarter, Intermec introduced an array of new products:

     -- The CN3, a small rugged mobile computer with unique communications capabilities, provides users with access to multiple voice and high-speed data options. The CN3 is the first mobile computer to offer integrated GPS and Bluetooth(R) capabilities along with 3G WAN and Cisco Compatible WiFi(R) connectivity simultaneously in one device.

     -- The Intellibeam(TM) EX25 is the first area imaging bar code scan engine to read and decode 1D and 2D bar codes in any orientation from six inches to over 50 feet, as well as composite and postal codes. The EX25 can also operate as an auto focusing camera in applications requiring photographs such as evidence of damaged, expired or unsealed goods.

     -- The CV30 is a rugged, fixed-mount computer designed to operate in challenging mobile vehicle based environments. The CV30 offers a choice of Microsoft Windows CE.NET 5.0 or Windows Mobile 5.0 operating systems, multiple mounting options, Cisco(R) Compatible WiFi(R), Bluetooth(R) and RFID support.

     Radio Frequency identification "RFID" was also a source of highlights for the quarter:

     -- Intermec, an RFID pioneer and global RFID technology leader, received an award from Frost & Sullivan for RFID market strategy leadership in the Asia Pacific market for the years 2005-2006. The Frost & Sullivan Award for Market Strategy Leadership is presented each year to a company whose market strategy has yielded significant gains in market presence during the research period.

     -- Intermec was selected to provide the Gen 2 RFID bag tag printer system for the Hong Kong International Airport (HKIA) in Hong Kong. The Intermec RFID(TM) Gen 2 printers will be installed at check-in counters to enhance the existing RFID baggage sorting system, which was first installed in 2005. HKIA is the first airport in the world to implement an end-to-end RFID baggage tagging/sorting system.

     Intermec announced Medallion Complete, a new world-class extended service coverage program for Intermec data collection equipment. Available in 14 countries around the world, Medallion Complete covers eligible Intermec devices against incidental damage experienced in the work environment. Under normal industry practice, incidental damage to data collection equipment - as opposed to normal wear or component failure - is not covered by standard service agreements. Repairs due to damage are infrequent, but can be costly, as they typically involve the most expensive components of a device, such as a touch screen or LCD.

     Fourth Quarter Outlook

     Intermec also reported today its GAAP basis revenue outlook for the fourth quarter 2006. Revenues for the period are expected to be within a range of $210 million to $230 million.

     Intermec will hold a conference call on November 1, 2006 at 5 p.m. ET (2 p.m. PT). The call will be hosted by Intermec Inc. Larry D. Brady, Chairman and Chief Executive Officer, Steven J. Winter, Senior Vice President and Intermec Technologies President and Chief Operating Officer, Lanny H. Michael, Senior Vice President and Chief Financial Officer, and Kevin P. McCarty, Director of Investor Relations. The dial-in numbers for participants is 1-(888) 791-2132
(US); 1-(210) 234-0001 (International); Passcode: ("Intermec"). The call will be broadcast on the Internet via a link from the investor's Web page at the Intermec website at www.intermec.com/InvestorRelations

     About Intermec Inc.

     Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

     (Forward-looking Statement)

     Statements made in this release and related statements that express the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995 and relate to matters that are not historical facts. They include, without limitation, the statements regarding the Company's cost reduction and restructuring plans and its financial outlook for the fourth quarter of 2006. They also include statements about the Company's ability to continue to improve profit of its business segments, compete effectively with its current products and newly launched products, effectively complete the closure of certain facilities and redeploy related function, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Actual results may differ from those expressed or implied in the Company's forward-looking statements. These statements represent expectations only as of the date they were made. Intermec may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the Company's expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in the Company's filings with the Securities and Exchange Commission including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

                                 INTERMEC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, amounts in thousands except per share amounts)

                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           October 1, October 2, October 1, October 2,
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Revenues
 Product                    $156,951   $179,640   $515,741   $522,590
 Service                      38,996     40,174    115,474    111,178
 Intellectual property
  settlement                       -          -     23,000          -
                           ---------- ---------- ---------- ----------
  Total Revenues             195,947    219,814    654,215    633,768
Costs and Expenses
 Cost of product revenues     98,807    107,054    315,811    301,755
 Cost of service revenues     21,026     25,083     65,311     67,053
 Cost of intellectual
  property settlement              -          -      6,462          -
 Selling, general and
  administrative              70,573     74,143    226,862    222,691
 Restructuring charge          1,758          -      4,000          -
                           ---------- ---------- ---------- ----------
  Total Costs and Expenses   192,164    206,280    618,446    591,499
                           ---------- ---------- ---------- ----------
Operating Profit From
 Continuing Operations         3,783     13,534     35,769     42,269
Gain on sale of investments        -          -      2,305          -
Interest income (expense),
 net                           1,705       (665)     4,615     (3,911)
                           ---------- ---------- ---------- ----------
Earnings From Continuing
 Operations Before Taxes       5,488     12,869     42,689     38,358
 Provision for income taxes    2,043      1,601     12,878      9,823
                           ---------- ---------- ---------- ----------
Earnings Before
 Discontinued Operations       3,445     11,268     29,811     28,535
 Earnings (loss) from
  discontinued operations,
  net of tax                   1,352     (6,697)      (667)    (8,416)
                           ---------- ---------- ---------- ----------
Net Earnings                  $4,797     $4,571    $29,144    $20,119
                           ========== ========== ========== ==========

Basic Earnings (Loss) per
 Share
 Continuing operations          0.05      $0.18      $0.47      $0.46
 Discontinued operations        0.02      (0.11)     (0.01)     (0.13)
                           ---------- ---------- ---------- ----------
  Net earnings per share        0.07      $0.07      $0.46      $0.33
                           ========== ========== ========== ==========

Diluted Earnings (Loss) per
 Share
 Continuing operations         $0.05      $0.18      $0.46      $0.45
 Discontinued operations        0.02      (0.11)     (0.01)     (0.13)
                           ---------- ---------- ---------- ----------
  Net earnings per share       $0.07      $0.07      $0.45      $0.32
                           ========== ========== ========== ==========

Shares Used in Computing Earnings
 (Loss) per Share
 Basic                        62,749     62,077     63,009     61,509
 Diluted                      64,061     63,635     64,428     63,071


                                 INTERMEC, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, amounts in thousands)

                                               October 1, December 31,
                                                 2006        2005
                                               ---------- ------------
Assets

Current Assets:
 Cash and cash equivalents                      $218,614     $256,782
 Short-term investments                           19,130            -
 Accounts receivable, net                        158,161      180,985
 Inventories                                     138,071       82,088
 Net deferred tax assets                          47,857      100,656
 Assets held for sale                              8,529        8,517
 Other current assets                             11,407       29,468
                                               ---------- ------------

      Total Current Assets                       601,769      658,496

Property, Plant and Equipment, Net                41,918       30,820

Other Intangibles, Net                             5,976        6,871

Net Deferred Tax Assets                          185,373      137,578

Other Assets                                      64,592       68,955
                                               ---------- ------------

Total Assets                                    $899,628     $902,720
                                               ========== ============


Liabilities and Shareholders' Investment

Current Liabilities:
 Accounts payable and accrued expenses          $143,173     $148,731
 Payroll and related expenses                     26,727       31,011
 Deferred revenue                                 46,183       38,369
                                               ---------- ------------

      Total Current Liabilities                  216,083      218,111

Deferred Revenue                                  18,845       20,095
Long-term Debt                                   100,000      100,000
Other Long-term Liabilities                       86,679       88,711

Shareholders' Investment:
 Common stock                                        634          627
 Additional paid-in capital                      703,316      736,224
 Accumulated deficit                            (215,760)    (244,903)
 Accumulated other comprehensive loss            (10,169)     (16,145)
                                               ---------- ------------

      Total Shareholders' Investment             478,021      475,803
                                               ---------- ------------

Total Liabilities and Shareholders' Investment  $899,628     $902,720
                                               ========== ============


                                 INTERMEC, INC.
               CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)
                        (Unaudited, amounts in thousands)

                                              Nine Months Ended
                                       -------------------------------
                                       October 1, 2006 October 2, 2005
                                       -------------------------------

Cash and Cash Equivalents at Beginning
 of Period                                  $256,782         $217,899

Cash Flows from Operating Activities of
 Continuing Operations:
 Net earnings from continuing
  operations                                  29,811           28,535
Adjustments to reconcile net earnings
 to net cash provided by (used in)
 operating activities:
   Depreciation and amortization               7,818            7,504
   Deferred taxes                              7,085            7,120
   Changes in working capital and other
    operating activities                     (14,743)          (4,503)
                                       -------------- ----------------

Net Cash Provided by Operating
 Activities of Continuing Operations          29,971           38,656
                                       -------------- ----------------

Cash Flows from Investing Activities of
 Continuing Operations:
 Capital expenditures                        (17,276)          (7,159)
 Purchases of investments                    (19,695)               -
 Other investing activities                       29           56,643
                                       -------------- ----------------

  Net Cash Provided By (Used In)
   Investing Activities of Continuing
   Operations                                (36,942)          49,484
                                       -------------- ----------------

Cash Flows from Financing Activities of
 Continuing Operations:
 Repayment of long-term obligations                -         (108,500)
 Stock options exercised                       5,819           16,373
 Stock repurchase                            (49,948)               -
 Other financing activities                    6,370            1,118
                                       -------------- ----------------

  Net Cash Used In Financing Activities
   of Continuing Operations                  (37,759)         (91,009)
                                       -------------- ----------------

Net Cash Used In Continuing Operations       (44,730)          (2,869)
Net Cash Used In Operating Activities
 of Discontinued Operations                        -          (34,662)
Net Cash Provided by (Used In)
 Investing Activities of Discontinued          6,562             (806)
                                       -------------- ----------------
 Operations

Resulting Decrease in Cash and Cash
 Equivalents                                 (38,168)         (38,337)
                                       -------------- ----------------

Cash and Cash Equivalents at End of
 Period                                     $218,614         $179,562
                                       ============== ================


     CONTACT: Intermec, Inc.
              Kevin P. McCarty, Director of Investor Relations
              425-265-2472
              kevin.mccarty@intermec.com